Exhibit 99.28(h)(ii)

AMENDED AND RESTATED SCHEDULE A

THIS SCHEDULE A, amended and restated as of July 10, 2013 is Schedule A to that Administrative Oversight, Supervision and Coordination Services Agreement dated September 1, 2010 (the “Agreement”), between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A. (“BTNA”).

For services rendered pursuant to this Agreement, the Corporation will pay BTNA, a fee, calculated daily and payable monthly, based on the annual rate of each portfolio’s daily net assets equal to the amount listed under the caption “Fee” in the table below for the Portfolio.

Portfolio	Fee
Old Westbury Large Cap Core Fund	0.03%
Old Westbury Large Cap Strategies Fund	0.03%
Old Westbury Global Small & Mid Cap Fund	0.03%
Old Westbury Global Opportunities Fund	0.03%
Old Westbury Real Return Fund	0.03%
Old Westbury Fixed Income Fund	0.03%
Old Westbury Municipal Bond Fund	0.03%

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director